Exhibit 99.1
Release No. 2002-9	For Immediate Release

MOST HOME CORP. ANNOUNCES FISCAL 2003 Q1 RESULTS

December 5, 2002 - Vancouver, B.C., Canada - Ken Galpin, the President and CEO of Most Home Corp. and its subsidiary, Most Referred Real Estate Agents Inc., is pleased to announce its results for Q1 ended October 31, 2002.

Most Home Corp. reported a net loss of $83,434 or 1 cent per share on revenues of $315,557, compared to a net loss of $85,891, or 1 cent on revenues of $213,561 last year. Included in the current Q1 loss is a charge of $50,000 for future consulting expense relating to the issue of warrants. Most Home™'s gross profit margin was $206,884 (65.6%) for Q1 ended October 31, 2002 compared to a gross profit margin of $120,685 (56.5%) for Q1 ended October 31, 2001.

First-quarter revenues of $315,557 represent an increase of 47.8% compared to last year. A highlight of Q1 is referral fee revenues which climbed from $164,887 in Q1 of fiscal 2002 to $230,276 in fiscal 2003, representing an increase of 39.7%. Referral fee revenues are expected to continue growing as Most Home™ focuses its resources and efforts on expanding the referral services of its wholly-owned subsidiary Most Referred Real Estate Agents Inc. ("Most Referred™") in order to meet the consumer and realtor demand. Membership sales also grew significantly from $40,702 in Q1 of fiscal 2002 to $81,433 in Q1 of fiscal 2003, representing an increase of 100.7%. More resources will be applied to strengthening the Most Referred™ membership base in fiscal 2002.

Most Home™ also saw a significant reduction in its working capital deficit to $383,055 for Q1 ended October 31, 2002 from $621,809 for the fiscal year ended July 31, 2002. This reduction is due to stock and warrants sold to a private investor for $250,000 in August 2002, with net proceeds to Most Home™ of $247,500. As of October 31, 2002, Most Home™ had $164,644 in cash and receivables compared to $60,904 in Q1 of 2002.

Most Home Corp. is a real estate services company providing its ClientBuilder™ technology solutions for agents, brokers and real estate franchises. Most Home™'s broker and agent web solutions, coupled with its proprietary lead generation, qualification and management system, are today's real estate industry leader. Most Home Corp. also operates Most Referred Real Estate Agents Inc.

Established in 1997, Most Referred™ is a licensed real estate company in B.C., Canada and is engaged in the business of acquiring and qualifying real estate leads for its network of over 5,000 peer-selected real estate agents in some 2,000 market centers across the United States and Canada.

Most Home Corp. maintains a corporate Internet site at http://www.mosthome.com.

Most Home Corp.'s management, headquartered in Vancouver, British Columbia, can be contacted at 800-347-4701 (toll-free) or via e-mail to kgalpin@mosthome.com.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ Ken Galpin
Ken Galpin
President - CEO

FOR MORE INFORMATION PLEASE CONTACT
Bradford J. Long - VP Corporate Development
Most Home Corp.
Tel: 1-877-360-0988
Web: http://investor.mosthome.com

Certain information and statements included in this news release constitute "forward-looking'' statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the results, performance, or achievements of Most Home Corp. to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements.